EXHIBIT 21.1

GrubHub Inc.

List of Subsidiaries

(as of February 14, 2020)

Subsidiary	Jurisdiction
GrubHub Holdings Inc.*	Delaware
DiningIn LLC	Delaware
Restaurants on the Run, LLC	Delaware
MealPort USA LLC**	Delaware
KMLee Investments Inc***	Delaware
LAbite.com, Inc.***	California
Slick City Media, Inc.****	New York
SCVNGR, Inc.*****	Delaware
Tapingo, Inc.	Delaware
Tapingo Ltd.	Israel
Seamless Europe, Ltd.	United Kingdom
Foodler Acquisition LLC	Delaware
Eat24, LLC	Delaware

* GrubHub Holdings Inc. does business as GrubHub, Seamless and AllMenus.

** MealPort USA LLC does business as Delivered Dish.

*** KMLee Investments, Inc. and LAbite.com, Inc. do business as LAbite.

**** Slick City Media, Inc. does business as MenuPages.

***** SCVNGR, Inc. does business as LevelUp